EXHIBIT 10

December 11, 2006

BY UPS NEXT DAY DELIVERY AND BY FACSIMILE – 631-427-1304

Marcus Wilson
4 Harbor Hill Road
Huntington Bay, NY 11743

Dear Marc:

     This letter agreement (the “Letter Agreement”) will set forth all of the terms of the agreement between Pall Corporation (the “Company”) and you relating to the termination of your employment with the Company.

1. Notice. Pursuant to Section 1 of the Employment Agreement dated May 1, 2003 between the Company and you as amended by amendments dated November. 19, 2003, August 30, 2005, May 3, 2006 and July 18, 2006 (the “Agreement”), the Company is hereby exercising its right to terminate the Term of Employment (as defined in the Agreement) as of November 14, 2008 (the “Effective Date”).

2. Resignation from Offices. You hereby resign as an officer and director of any Company subsidiaries of which you are presently an officer or director, each effective as of November 14, 2006. You agree to execute all additional documents and take such further reasonable steps as may be required to effectuate such resignations. The Company acknowledges your resignation as its President and as a member of its board of directors, each effective as of November 14, 2006, pursuant to your written resignation notices attached hereto as Exhibits A and B. Effective as of November 14, 2006, you were relieved of all of your duties, assignments, responsibilities and obligations to perform services for the Company and were advised by the Company that your presence is no longer required at the Company’s premises.

3. Notice Period. (a) Notwithstanding anything to the contrary contained in Section 2, and subject to Section 11 hereof, during the period beginning on November 14, 2006 and ending on the Effective Date (the “Notice Period”), you will continue to be an employee of the Company and, therefore, will not be free to accept other employment.

(b) Subject to Section 11 hereof , during the Notice Period, you will continue to receive:

(i) your Base Salary (as defined and determined in accordance with Section 3(a) of the Agreement) payable bi-weekly, on the Friday of the applicable week, provided, however, that your Base Salary will not be paid for the first six months of the Notice Period and you will instead receive a single cash lump sum on May 15, 2007 in an amount equal to the aggregate amount of all delayed Base Salary payments plus interest thereon at the “Delayed Payment Interest Rate” computed from the date on which each such delayed payment otherwise would have been made to you until May 15, 2007. The “Delayed Payment Interest Rate” will mean the national average annual rate of interest payable on jumbo six-month bank certificates of deposit, as quoted in the business section of the most recently published Sunday edition of the New York Times preceding the date hereof;

Marcus Wilson, p. 2

(ii) your Bonus Compensation (as defined and determined in accordance with Section 3(b) of the Agreement, provided that if the Company performance metrics are altered after the date hereof, your Bonus Compensation will be determined by reference to the same Company performance metrics used to determine the Bonus Compensation of the Chief Executive Officer and provided that a pro rata portion shall be paid for any period of less than a full fiscal year) for the Company’s fiscal years ended respectively, July 31, 2007, 2008 and 2009, payable at the same time as bonuses to other senior executives. The Company hereby acknowledges that you have a previous entitlement to the payment of $134,678.00, as the final installment of your Bonus Compensation for the Company’s fiscal year ended July 31, 2006, which amount is and was owed to you irregardless of this Letter Agreement (the “2006 Bonus Payment”);

(iii) your coverage under the terms of the Company’s group hospitalization, medical, life and disability insurance (as made available to its employees during such period) in accordance with their terms and your coverage under the terms of the UK healthcare insurance under the BUPA arrangement on the same terms as are then currently available to other UK managers;

(iv) your car allowance of $18,720 per annum payable monthly, provided, however, that your car allowance will not be paid for the first six months of the Notice Period and you will instead receive a single cash lump sum on May 15, 2007 in an amount equal to the aggregate amount of all delayed car allowance payments plus interest thereon at the Delayed Payment Interest Rate computed from the date on which each such delayed payment otherwise would have been made to you until May 15, 2007;

(v) your housing allowance of $17,700 per annum payable monthly for so long as you continue to reside in your current residence, provided, however, that your housing allowance will not be paid for the first six months of the Notice Period and you will instead receive a single cash lump sum on May 15, 2007 in an amount equal to the aggregate amount of all delayed Base Salary payments plus interest thereon at the Delayed Payment Interest Rate computed from the date on which each such delayed payment otherwise would have been made to you until May 15, 2007;

(vi) reimbursement for tax and, except as otherwise provided in Section 8, legal advice, in accordance with current Company practice;

(vii) prior to repatriation, reimbursement for air travel to the United Kingdom up to four times per calendar year for you and your wife (business class) and with respect to each of your children, four times per calendar year while in university (economy class) and twice per calendar year thereafter (economy class); and

Marcus Wilson, p. 3

(viii) the benefits of continued participation underthe Pall Corporation Supplementary Profit Sharing Plan, and the Pall Corporation Supplementary Pension Plan (in which plan you are fully vested), including but not limited to continued Company contributions and continued benefit accruals, in each case, as if this Letter Agreement was not in effect.

(c) Subject to Section 11 hereof, during the Notice Period, any stock options granted to you under the 2005 Stock Compensation Plan and the 1998 Employee Stock Option Plan prior to the date hereof will continue to be, or will become, exercisable in accordance with their terms.

(d) Subject to Section 11 hereof, during the Notice Period, any restricted stock units granted to you under the 2005 Compensation Plan prior to the date hereof will continue to vest and be settled in accordance with their terms, provided that you will no longer be permitted to elect deferral of such settlement.

(e) Subject to Section 11 hereof, your continued participation in any plans, programs or arrangements of the Company (including without limitation, the Pall Corporation Supplementary Profit Sharing Plan and the Pall Corporation Supplementary Pension Plan) during the Notice Period will cease as of the Effective Date and your rights thereunder will be governed by the terms of such plans, programs or arrangements, unless otherwise specifically provided for in this Letter Agreement; provided however that your participation in the Pall Corporation Profit Sharing Plan and Pall Corporation Cash Balance Plan shall cease on November 14, 2006 and a cash payment equal to the amount of Company contributions or credits that would otherwise have been made to your account under the Pall Corporation Profit Sharing Plan and Pall Corporation Cash Balance Plan will be paidto you by the Company at the time or times such contributions are made to the accounts of other Companysenior executives.

4. MSPP. For purposes of Section 6 of the Pall Corporation Management Stock Purchase Plan (the “MSPP”), you will be treated as having had an “Involuntary Termination” on the Effective Date.

5. Repatriation. Subject to Section 13 hereof, if you repatriate to the United Kingdom, the Company will pay reasonable costs of such repatriation incurred and accounted for within the Notice Period up to an aggregate amount of $30,000.

6. US Residence. Subject to Section 13 hereof, if you repatriate to the United Kingdom, the Company will purchase your residence in the United States for the greater of your original purchase price or its fair market value determined by averaging the results of two independent appraisers obtained by the Company relocation coordinator; provided that, if the difference between the two appraisals is greater than 5% of the higher appraisal, a third appraisal will be obtained and the fair market value will be deemed to be the average of the two highest appraisals, and provided that you notify the Company in writing prior to the Effective Date that you desire the Company to effect such purchase, and provided further, that the funds to be so paid by the Company to you for the purchase of such residence shall be remitted by the Company directly to one or more accounts designated by you at one or more financial institutions designated by you. If you sell your residence to a party other than the Company, upon receipt by the Company of written documentation, the Company will pay a broker commission of up to 5%, and attorney fees of up to ½ of 1%, of the sale price of the residence.

Marcus Wilson, p. 4

7. Outplacement. Subject to Section 13 hereof, the Company will pay the costs of reasonable outplacement services incurred and accounted for within the Notice Period to be provided by an outplacement firm selected by the Company, either in the United States or in the United Kingdom as you may choose, such services to be commensurate with the position of a company president (but at a cost not to exceed an aggregate amount of $15,000).

8. Legal Fees. Subject to Section 13 hereof, the Company will reimburse you an amount not to exceed $15,000 for reasonable legal fees incurred in connection with your resignation as the Company’s President and as a member of its board of directors, the termination of your employment with the Company and the review and negotiation of this Letter Agreement, provided that a written request for reimbursement for such fees are presented to the Company prior to the end of the Notice Period.

9. Option Acceleration. Subject to Section 13 hereof, any stock options granted to youby the Company which have not yet become fully vested and exercisable in accordance with their terms prior to the business day immediately preceding the Effective Date will vest fully and become fully exercisable on such date and any outstanding unexercised stock options will expire on February 15, 2009; provided, however, that if the final rules promulgated under Section 409A of the Internal Revenue Code of 1986, as amended, provide that the extension of the exercisability of a stock option following termination of employment is not a modification of such stock option, then such stock options will expire on the latest date permitted under their respective grant agreements.

10. RSUs. Subject to Section 13 hereof, any restricted stock units awarded to you by the Company which have not yet become fully vested and been settled in accordance with their terms prior to the business day immediately preceding the Effective Date will continue to vest and be settled in accordance with their terms as if you had remained continuously employed with the Company through such vesting dates, provided that you will no longer be permitted to elect deferral of such settlement.

11. Alternative Arrangement. (a) If you wish to accept other employment prior to the Effective Date, you may do so subject to the Company having confirmed to you in writing that your prospective employer is not engaged directly or indirectly in any activity which is competitive with the business of the Company or any of its subsidiaries (such an employer, a “Competitor”). If any employer with which you accept employment becomes a Competitor after you begin your employment and prior to the Effective Date, upon the Company’s notice to you, you will terminate your employment with such employer until after the Effective Date.

Marcus Wilson, p. 5

(b) Beginning on the date on which you commence any employment pursuant to Section 11(a) above (“New Employment Date”), your Term of Employment will terminate and you will cease to be an employee of the Company. As a result:

(i) your rights to the payments and benefits under Section 3 hereof will cease as of the New Employment Date, provided, however, that if the New Employment Date occurs prior to May 15, 2007, you nonetheless will receive the single cash lump sums representing delayed Base Salary, car allowance and housing allowance payments on May 15, 2007 in accordance with Sections 3(b)(i), 3(b)(iv) and 3(b)(v), and the 2006 Bonus Payment in accordance with Section 3(b)(ii);

(ii) subject to Section 13 hereof, any stock options held by you which have not yet become exercisable in accordance with their terms prior to the business day immediately preceding the New Employment Date will vest fully and become fully exercisable on such date and any outstanding unexercised stock options will expire at the close of business on the later of December 31 of the year in which the New Employment Date occurs or the 15th day of the third month following the New Employment Date; provided, however, that if the final rules promulgated under Section 409A of the Internal Revenue Code of 1986, as amended, provide that the extension of the exercisability of a stock option following termination of employment is not a modification of such stock option, then such stock options will expire on the latest date permitted under their respective grant agreements;

(iii) subject to Section 13 hereof, any restricted stock units awarded to you by the Company which have not yet become fully vested and been settled in accordance with their terms prior to the business day immediately preceding the New Employment Date will continue to vest and be settled in accordance with their terms as if you had remained continuously employed with the Company through such vesting dates;

(iv) your continued participation in any plans, programs or arrangements of the Company, unless otherwise specifically provided for in this Letter Agreement, will cease as of the New Employment Date and your rights thereunder will be governed by the terms of such plans, programs or arrangements; and

(v) from the New Employment Date until the Effective Date, you will be entitled to receive from the Company an amount equal to 50% of your Base Salary (as defined and determined in accordance with Section 3(a) of the Agreement), payable monthly, and, in addition to your existing entitlement to the 2006 Bonus Payment,an amount equal to 50% of your Bonus Compensation (as defined and determined in accordance with Section 3(b) of the Agreement; provided that if the Company performance metrics are altered after the date hereof, your Bonus Compensation will be determined by reference to the same Company performance metrics used to determine the Bonus Compensation of the Chief Executive Officer) payable at the same time as bonuses to other senior executives. Accordingly, the maximum amount of Bonus Compensation to which you will be entitled after you commence other employment will be 56.25% of your Base Salary (i.e., one-half of 112.5% of your Base Salary) for a full fiscal year, and a pro rata portion thereof if the period in question is less than a full fiscal year.

Marcus Wilson, p. 6

12. Restrictive Covenants. Until the Effective Date: (a) you will continue to be bound by the “Employee’s Secrecy and Invention Agreement” or “Employee Agreement” between the Company and you relating to Confidential Information and Inventions; (b) you will not engage in any activity inimical to the best interests of the Company and its subsidiaries and (c) you will continue to be bound by the provisions of Sections 5 (Covenant Not to Compete), 6 (Company’s Right to Injunctive Relief), 7 (Inventions and Patents) and 8 (Trade Secrets and Confidential Information) of the Agreement. Without limitation of the generality of the preceding sentence, the covenant not to compete set forth in Section 5 of the Agreement shall remain in effect until the first anniversary of the Effective Date. In addition, as promptly as practicable after the date hereof, you will return to the Company (by delivery to Steve Haas, Vice President – Corporate Human Resources) any materials or copies thereof involving any confidential information or trade secrets of or pertaining to the Company or any of its subsidiaries and you will not take any such materials or copies thereof from the possession of the Company.

     If you commit a breach of or violate any of the contractual provisions set forth in this Section 12 (including Sections 5, 6, 7 and 8 of the Agreement), the Company will have the right to terminate the payments and benefits provided for in Sections 3 through 5 and 7 through 11 hereof (as applicable) and to recover all such payments theretofore made, as well as such legal rights and remedies, including damages or injunctive relief, as the Company might otherwise have by reason of such breach or violation on your part.

13. General Release. You understand that the payments and benefits provided to you under Sections 5 through 10 hereof (inclusive) are subject to your execution of the General Release attached hereto as Appendix A, and the General Release having become effective in accordance with its terms. You acknowledge that you were given at least 21 days by the Company to consider whether to sign the General Release. However, no payment will be made or benefit received pursuant to Sections 5 through 10 (inclusive) hereof until the effective date of the General Release, which will be seven calendar days after you have signed and returned it to the Corporate Secretary of the Company. You are advised to consult with an attorney before executing the General Release.

14. General Provisions.

(a) This Letter Agreement constitutes the entire understanding of you and the Company with respect to the subject matter hereof, and supersedes all prior understandings, written or oral, including the Agreement (other than Sections 5, 6, 7 and 8 thereof), the “Employee’s Secrecy and Invention Agreement” and “Employee Agreement” referred to in Section 12(a) hereof. The terms of this Letter Agreement may be changed, modified or discharged only by an instrument in writing signed by both of the parties hereto. A failure of a party to insist on strict compliance with any provision of this Letter Agreement shall not be deemed a waiver of such provision or any other provision hereof. In the event that any provision of this Letter Agreement or the General Release is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Marcus Wilson, p. 7

(b) All payments and benefits to you under this Letter Agreement will be reduced by any required tax withholdings and may be delayed as required under Section 409A of the Internal Revenue Code of 1986. In addition, any provision in this Letter Agreement regarding any payment or benefit that is deferred compensation within the meaning of Section 409A of the Code shall be automatically modified and limited to the extent that both of the parties determine necessary to avoid the imposition of the additional tax under Section 409A(a)(1)(B) of the Code on you.

(c) This Letter Agreement is personal to you and, without the prior written consent of the Company, will not be assignable by you otherwise than by will or the laws of descent and distribution. This Letter Agreement will inure to the benefit of and be enforceable by your heirs and legal representatives. The terms of this Letter Agreement will be binding and inure to the benefit of the Company and its affiliates, and their employees, officers, directors, shareholders and customers, as well as their respective successors and assigns.

(d) This Letter Agreement will be construed, enforced and interpreted in accordance with and governed by the laws of the State of New York without reference to the principles of conflicts of law. The courts of New York (whether Federal or State law claims) will have exclusive jurisdiction to entertain any action arising hereunder.

(e) All notices given hereunder will be in writing and will be sent by registered or certified mail or overnight delivery service such as Federal Express or UPS Next Day or delivered by hand, and, if intended for the Company, shall be addressed to it (if sent by mail or overnight delivery service) or delivered to it (if delivered by hand) at its principal office to the attention of the Corporate Secretary of the Company or at such other address and for the attention of such other person of which the Company will have given notice to you in the manner herein provided, and, if intended for you, will be delivered to you personally or will be addressed to you (if sent by mail or overnight delivery service) at your most recent residence address shown in the Company’s employment records or at such other address or to such designee of which you will have given notice to the Company in the manner herein provided. Each such notice will be deemed to be given on the date on which it is mailed or on which it is delivered to the overnight delivery service or, if delivered personally, on the date so delivered.

(f) This Letter Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Letter Agreement.

Marcus Wilson, p. 8

15. Nondisparagement. The Company hereby agrees that it will not permit its officers or directors to criticize, disparage or otherwise demean you in any way and you agree not to criticize, disparage or otherwise demean in any way the Company or its affiliates or their respective products, officers, directors or employees.

     Please contact me if you have any questions related to this Letter Agreement now or in the future.

Pall Corporation

By:	/s/ ERIC KRASNOFF
Eric Krasnoff
Chief Executive Officer

Accepted and Agreed:

/s/ MARCUS WILSON
Marcus Wilson

Date signed: December 11, 2006

cc:      M. Bartlett

APPENDIX A

GENERAL RELEASE

1. Release of Claims and Waiver of Rights. In consideration of the payments and benefits being provided to me under Sections 5 through 10 (inclusive) of the Letter Agreement (the “Letter Agreement”), dated December 11, 2006, between me and Pall Corporation (the “Company”), I, Marcus Wilson, hereby release, remise and acquit Company, its parent, subsidiaries and affiliates, and their respective officers, directors, managers, supervisors, shareholders, attorneys, advisors, agents and representatives in their individual and corporate capacity, and their successors and assigns (the “Releasees”), from, and hold them harmless against, any and all claims, obligations, or liabilities, present or future, known or unknown, that I, my heirs, successors or assigns might have, which have arisen or which may arise by reason of any matter, cause or thing whatsoever from the beginning of time to and including the date on which this General Release is signed. The terms “claims, obligations, or liabilities” (whether denominated claims, demands, causes of action, obligations, damages or liabilities) include, but are not limited to, any and all claims under any contract with the Company (other than the Letter Agreement), claims of age, disability, race, religion, national origin, sex, retaliation, and/or other forms of employment discrimination, breach of express or implied contract, breach of employee handbook, libel, slander, intentional tort or wrongful dismissal arising under any federal, state, or local common or statutory law; claims for unpaid salary, commission or fringe benefits; or any other statutory claim before any state or federal court, tribunal or administrative agency, arising out of or in any way related to my employment relationship with the Company and its affiliates and the termination of that relationship. I will not file or permit to be filed on my behalf any such claim. Notwithstanding the preceding sentence or any other provision of this Agreement, this General Release is not intended to interfere with my right to file a charge with the Equal Employment Opportunity Commission (the “EEOC”) in connection with any claim I believe I may have against the Company or its affiliates. However, by executing this General Release, I hereby waive the right to recover in any proceeding I may bring before the EEOC or any state human rights commission or in any proceeding brought by the EEOC or any state human rights commission on my behalf. This General Release is for any relief, no matter how denominated, including, but not limited to, injunctive relief, wages, back pay, front pay, compensatory damages, or punitive damages. This General Release shall not apply to any rights in the nature of indemnification which I may have with respect to claims against me relating to or arising out of my employment with the Company and its affiliates or my service on their respective boards of directors, or any vested benefit to which I am entitled under any tax qualified pension plan of the Company or its affiliates, COBRA continuation coverage benefits or any other similar benefits required to be provided by statute. Notwithstanding anything to the contrary contained in this paragraph 1, I expressly do not release any of the Releasees from the Company’s obligation to (a) timely provide me with all payments and benefits to which I am entitled pursuant to the terms of the Letter Agreement, (b) pay me the 2006 Bonus Payment, (c) cause my accrued benefits under all of the Company’s tax-qualified and non-qualified retirement, pension and welfare benefit plans, policies and arrangements to be paid/provided to me pursuant to the terms thereof as in effect on November 14, 2006 (or as may then be in effect for other officers of the Company) and of the Letter Agreement, and (d) fully reimburse me for my business expenses incurred in connection with my employment with the Company in accordance with Company policy.

2. Representation. I hereby represent and agree to all of the following:

(a) I have carefully read this General Release.

(b) I understand it fully.

(c) I am freely, voluntarily and knowingly releasing the Releasees in accordance with the terms contained above.

(d) Before executing this General Release, I had at least twenty-one (21) days to consider my rights and obligations under this General Release

(e) The period of time I had to consider my rights and obligations under this General Release was reasonable.

(f) Before signing this General Release, I was advised to consult with an attorney.

(g) The payments and benefits being provided to me under Sections 5 through 10 (inclusive) of the Letter Agreement are in addition to anything of value to which I am already entitled from the Company and its affiliates and constitute good and valuable consideration for the General Release.

(h) This General Release constitutes, among other things, a waiver of all rights and claims I may have under the Age Discrimination in Employment Act of 1967 (29 U.S.C. 621, et seq.) (“ADEA”), the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, Title VII of the United States Civil Rights Act of 1964, 42 U.S.C. § 1981 the New York State Human Rights Law, including N.Y. Exec. Law § 296, the New York City Human Rights Law, including § 8-107 of the Administration Code and Charter of New York City, and the New York Labor Law. However, this General Release is not intended to interfere with my right to challenge that my waiver of any and all ADEA claims pursuant to this General Release is a knowing and voluntary waiver, notwithstanding my specific representation that I have entered into this General Release knowingly and voluntarily.

(i) This General Release does not waive any rights or claims I may have arising after the date on which I sign this General Release.

(j) For a period of seven (7) days following the date on which I sign this General Release, I may revoke it. Any such revocation must be made in writing and received by the Corporate Secretary of the Company, by the seventh day following the date on which I sign this General Release. The Company’s obligation to pay the consideration as set forth in paragraph 1 above shall not become effective or enforceable until this seven (7) day revocation period has expired without my having exercised my right to revoke.

(k) My obligations under the Pall Corporation Employee Agreement (attached hereto) regarding Confidential Information, Inventions, and Non-Competition, are reasonable, are necessary to protect legitimate interests of the Company, and continue beyond the termination of my employment and the execution of this General Release. If I violate my obligations under the Pall Corporation Employee Agreement, I understand that, in addition to other relief to which the Company may be entitled, I will be obligated to return the payments and benefits provided to me pursuant to paragraph 1 above, and this General Release will remain in full force and effect.

(l) I shall not criticize, disparage, or otherwise demean in any way the Company or its affiliates or their respective products, officers, directors or employees.

(m) I have reported to the Company any and all work-related injuries incurred by me during my employment by the Company.

(n) I am not aware of any unethical conduct or violation of any laws or Company policies or procedures by a Company employee or officer that has not been reported to Company officials.

(o) If any provision of this General Release is declared illegal, invalid, or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such provisions will immediately become null and void, leaving the remainder of this General Release in full force and effect, provided, however, that if the general release of all claims given by me herein is declared illegal, invalid, or unenforceable, this General Release will become null and void and, to the fullest extent permitted by law, all benefits provided to me as a result of my execution of this General Release shall be returned by me to the Company within thirty (30) days.

3. Declaration. I declare under penalty of perjury under the laws of the State of New York that the foregoing is true and correct.

/s/ MARCUS WILSON	December 11, 2006
Marcus Wilson

Acknowledged before me this 11thday of December, 2006

/s/ REGINA COSTA
Regina Costa, NOTARY PUBLIC

Exhibit A

[Letter of Resignation as President]

TO:      Eric Krasnoff, Chief Executive Officer, Chairman of the Board

     I hereby resign as President of Pall Corporation. This resignation shall take effect as of the date hereof. This resignation is not intended to terminate my employment as an Executive with Pall Corporation and therefore does not constitute notice by me pursuant to Section 1 of the Employment Agreement dated May 1, 2003 between Pall Corporation (the “Company”) and me (“Executive”) as amended by amendments dated November 19, 2003, August 30, 2005, May 3, 2006 and July 18, 2006

/s/ MARCUS WILSON
(Marcus Wilson)

Dated: Nov 14th, 2006

Exhibit B

[Letter of Resignation as Director]

TO:      Eric Krasnoff, Chief Executive Officer, Chairman of the Board

     I hereby resign as Director of Pall Corporation. This resignation shall take effect as of the date hereof.

/s/ MARCUS WILSON
(Marcus Wilson)

Dated: Nov 14th, 2006